UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2013

Grandparents.com, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-21537	93-1211114
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

589 Eighth Avenue, 6th Floor New York, New York	10018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 646-839-8800

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 22, 2013, August 27, 2013 and August 28, 2013, Grandparents.com, Inc. (the “Company”) entered into Securities Purchase Agreements (the “Purchase Agreements”) with certain accredited investors (the “Investors”) pursuant to which the Company sold, in separate private transactions, an aggregate of 2,600,000 shares of the Company’s common stock (the “Shares”) and warrants (the “Warrants”) to purchase an aggregate of 650,000 shares of the Company’s common stock for aggregate gross proceeds to the Company of $650,000. The Warrants are exercisable for a period of five years at an exercise price of $0.25 per share, subject to customary adjustments. The Warrants may be exercised on a cashless basis. The Purchase Agreements contain customary representations, provisions and warranties of both the Company and the Investors. The Investors are also entitled to certain “piggyback registration” rights with respect to the Shares and the shares issuable upon exercise of the Warrant.

The foregoing description of the Purchase Agreements and Warrants do not purport to be complete and are qualified in their entireties by reference to the form of Purchase Agreement and form of Warrant to be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the period ending September 30, 2013.

Item 3.02	Unregistered Sales of Equity Securities.

The disclosures contained in Item 1.01 of this Current Report on Form 8-K regarding the Purchase Agreements, Shares and Warrants are incorporated herein by reference in response to this Item 3.02. In addition, the Company has made the following unregistered sales of equity securities since June 30, 2013:

On July 1, 2013, the Company issued 50,000 shares of its common stock and a five-year warrant to purchase 100,000 shares of its common stock at an exercise price of $0.25 per share. The exercise price and number of shares for which the warrant is exercisable are subject to adjustments for certain customary events. The warrant may be exercised on a cashless basis. The shares and warrant were issued in connection with the Company’s acquisition of the 10% membership interest of Grandparents Health Plans, LLC not previously held by the Company. As a result of such transaction, Grandparents Health Plans, LLC became a wholly owned subsidiary of the Company.

On July 1, 2013, July 19, 2013 and August 7, 2013, the Company sold, in separate private transactions, an aggregate of 1,340,000 shares of its common stock and warrants to purchase an aggregate of $335,000 shares of common stock for aggregate gross proceeds to the Company of $335,000. The warrants are exercisable for a period of five years at an exercise price of $0.25 per share, subject to customary adjustments. The warrant may be exercised on a cashless basis.

On July 9, 2013 and July 23, 2013, the Company issued an aggregate of 256,747 shares of its common stock to two consultants in exchange for fees and expenses in the amount of $ 38,512 incurred in connection with services provided to the Company.

On July 12, 2013, the Company issued a five-year warrant to purchase 85,000 shares of its common stock at an exercise price of $0.14 per share. The exercise price and number of shares for which the warrant is exercisable are subject to adjustments for certain customary events. The warrant may be exercised on a cashless basis. The warrant was issued as severance of the recipient’s service relationship with the Company.

On July 30, 2013, the Company issued a five-year warrant to purchase 500,000 shares of its common stock at an exercise price of $0.25 per share. The exercise price and number of shares for which the warrant is exercisable are subject to adjustments for certain customary events. The warrant may be exercised on a cashless basis. The warrant was issued in exchange for services performed for the Company by the recipient.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 28, 2013	GRANDPARENTS.COM, INC.

	By:	/s/ Steve Leber
Steve Leber
Chairman/Co-Chief Executive Officer